 EX. 99.28(d)(12)(iii)

JNL Multi-Manager Alternative Fund (Boston Partners) Ltd.

Sub-Advisory Agreement

This Sub-Advisory Agreement (the “Agreement”) is by and between Jackson National Asset Management, LLC (the “Adviser”) and Boston Partners Global Investors, Inc. (the “Sub-Adviser”).

Whereas, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

Whereas, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

Whereas, Adviser is the investment manager for the JNL Multi-Manager Alternative Fund (the “Fund”), a series of the JNL Series Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

Whereas, Boston Partners Global Investors, Inc. is the sub-adviser for the Fund;

Whereas, JNL Multi-Manager Alternative Fund (Boston Partners) Ltd. (the “Company”) is a wholly owned subsidiary of the Fund, organized as a company exempt from tax, under the laws of the Cayman Islands;

Whereas, the Adviser has entered into an Amended and Restated Investment Advisory and Management Agreement (the “Advisory Agreement”) effective as of September 13, 2021 with the Trust, consisting of multiple series (each, a “fund”), including the Fund;

Whereas, the Adviser represents that it has entered into an Amended and Restated Investment Advisory Agreement dated as of September 13, 2021, as amended (the “Management Agreement”), with the Company;

Whereas, the Adviser and Sub-Adviser have previously entered into an Investment Sub-Advisory Agreement with respect to sub-advisory services to the Fund, dated September 15, 2014, as amended (the “Fund Sub-Advisory Agreement”);

Whereas, the Board of Trustees of the Trust, the Board of Directors of the Company, and the Adviser each desire that the Sub-Adviser, as the Adviser’s agent, furnish investment advisory services to the Company, in the manner and on the terms set forth in the Sub-Advisory Agreement between the parties dated August 13, 2018, as amended, through the date hereof, if applicable (the “Existing Company Agreement”);

Whereas, the Adviser has the authority under the Advisory Agreement to select sub-advisers for each fund, including the Fund;

Whereas, the Adviser has the authority under the Management Agreement to select a sub-adviser for the Company; and

Whereas, the Sub-Adviser is willing to furnish such services to the Adviser and the Company of the Fund identified in the Existing Company Agreement.

Now, Therefore, in consideration of the mutual covenants contained herein, the Adviser and the Sub-Adviser agree as follows:

The Adviser and the Sub-Adviser hereby enter into this Agreement on terms identical to those of the Existing Company Agreement, which are incorporated herein by reference. Capitalized terms used herein without definition have the meanings given to them in the Existing Company Agreement.

This Agreement shall become effective as of the effective date of the Management Agreement and, unless sooner terminated as provided in the Existing Company Agreement, the initial term will continue in effect through September 30, 2022. Thereafter, if not terminated as to the Company, this Agreement will continue from year to year, as described in the Existing Company Agreement.

This Agreement may be executed in counterparts, including via facsimile or other electronic means as agreed by the parties hereto, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers effective as of September 13, 2021.

Jackson National Asset Management, LLC		Boston Partners Global Investors, Inc.

By:	/s/ Mark Nerud	By:	/s/ William G. Butterly, III
Name:	Mark D. Nerud	Name:	William G. Butterly, III
Title:	President and CEO	Title:	General Counsel

By:	/s/ Greg A. Varner
Name:	Greg A. Varner
Title:	Chief Financial Officer